EXHIBIT 11


                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE


                        Quarter Ended March 31,
                              1997  1996

(Dollars in Thousands)

Primary
  Net Income                                    $      1,123        $     968
    Shares<F1>
      Weighted average number of
         common shares outstanding                   889,147          889,147
      Adjustments - increases or
         decreases                                      None             None
      Weighted average number of
         common shares outstanding
        as adjusted                                  889,147          889,147

      Primary earnings per common share         $       1.26        $    1.09


  Assuming full dilution
  Net Income                                    $      1,123        $     968

  Shares<F1>
      Weighted average number of
         common shares outstanding                   889,147          889,147
      Adjustments - increases or
         decreases                                      None             None
      Weighted average number of
         common shares outstanding
         as adjusted                                 889,147          889,147

      Earnings per common share
         assuming full dilution                 $       1.26        $    1.09


<F1>
Restated to reflect 10% stock dividends paid in 1996.